Exhibit 23

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-66218 and 333-60643) pertaining to the 1992 Employee Incentive Stock Option Plan, 1992 Stock Option Plan for Nonemployee Directors and 1993 Stock Option Plan of Funco, Inc. of our report dated May 10, 1999, with respect to the consolidated financial statements and schedule of Funco, Inc. included in this Annual Report (Form 10-K) for the year ended March 28, 1999.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 23, 1999